EXHIBIT 23 j(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      As the independent registered public accounting firm, we hereby consent to the use of our report dated August 17, 2005 for the Dominion Funds, Inc., (Shepherd Large Cap Growth Fund) (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 18 under the Securities Act of 1933 and Post-Effective Amendment No. 19 under the Investment Company Act of 1940 to Dominion Funds' Registration Statement on Form N-1A (File Nos. 33-29808 and 811-6727), including the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Fund.


Abington, Pennsylvania                            /s/ Sanville & Company
September 2, 2005                                     Sanville & Company